Renren Inc.
5/F, North Wing
18 Jiuxianqiao Middle Road
Chaoyang District, Beijing 100016
People’s Republic of China

As of [_____________], 2017

Citibank, N.A. – ADR Department
388 Greenwich Street
New York, New York 10013
Ladies and Gentlemen:

Reference is made to (i) the Deposit Agreement, dated as of May 4, 2011, as amended and supplemented from time to time (the “Deposit Agreement”), by and among Renren Inc., a company organized under the laws of the Cayman Islands (the “Company”), Citibank, N.A., a national banking association (“Citibank”) organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), and the Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder, and (ii) the letter agreement, dated as of October 20, 2011 (the “Letter Agreement”) by and between the Company and the Depositary in respect of the issuance of restricted ADSs.  All capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the Letter Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  All references in the Letter Agreement and each of its exhibits to the term “Letter Agreement” or “Restricted Letter Agreement” shall, as of the date hereof, refer to the Letter Agreement as amended by this amendment letter.

2.  Due to the change from the existing ADS-to-Share ratio of one (1) ADS to three (3) Shares to the new ADS-to-Share ratio of one (1) ADS to fifteen (15) Shares and the resultant change of the existing ADS CUSIP numbers, all references to the Restricted ADS CUSIP # 759892995 in the Letter Agreement and each of its exhibits shall, as of the date hereof, refer to the new Restricted ADS CUSIP # [______________].

3.  Except as expressly amended hereby, the terms, covenants and conditions of the Letter Agreement as originally executed shall remain in full force and effect.

4.  This amendment letter may be executed in one or more counterparts which together shall constitute one agreement.

This amendment letter shall be interpreted and all the rights and obligations hereunder shall be governed by the laws of the State of New York.

Each of the parties hereto have caused this amendment letter to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

Very truly yours,

RENREN INC.

By:
Name:
Title:

CITIBANK, N.A.

By:
Name:
Title: